Exhibit 99.1

Stereotaxis Reports 2020 Third Quarter Financial Results

ST. LOUIS, MO, Nov. 9, 2020 – (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2020.

“Stereotaxis is pleased to report revenue growth with the successful installation of the first Genesis RMN® and Model S Imaging Systems in both the United States and Europe. Our newest robotic technology has performed to the high expectations demanded by premier medical institutions, been used successfully in over ninety procedures, and proven reliable and robust with uninterrupted up-time,” said David Fischel, Chairman and CEO.

“While hospitals remain negatively impacted by COVID-19, we have experienced a gradual return towards more normal capital planning. We received an additional order for a Genesis system from a US hospital that is establishing a new robotic electrophysiology program. Given the advanced status of multiple additional discussions, we are comfortable providing preliminary guidance for $10-20 million in Genesis system revenue in 2021.”

“Stereotaxis’ advanced robotically-navigated magnetic ablation catheter is advancing on schedule with initial commercialization and initiation of a pivotal US trial expected in 2021. Meaningful progress continues on an additional wave of innovations within electrophysiology and beyond that are expected to drive transformational revenue growth. We expect to share details on this next wave of innovation towards the end of next year.”

Third Quarter 2020 Financial Results

Revenue for the third quarter of 2020 totaled $8.7 million, up 6% from $8.2 million in the prior year third quarter. System revenue was $3.0 million reflecting initial revenue recognition on the first Genesis RMN® Systems. Recurring revenue was $5.5 million in the quarter, compared to $6.3 million in the prior year third quarter. The decline was primarily caused by a 10% reduction in procedure volumes due to COVID-19.

Gross margin in the quarter was $4.7 million, or 54% of revenue. Gross margin on recurring revenue was consistent with prior quarters. Gross margin on system revenue reflected the allocation of overhead expenses and initial installation costs, and was not reflective of cash margins generated from the system sales or expected future GAAP margins. Operating expenses in the third quarter of $6.2 million decreased from $6.4 million in the prior year quarter with increased investment in R&D offset by reduced travel and marketing expenses. Operating loss and net loss in the quarter were ($1.6) million. Adjusted negative free cash flow for the quarter was ($0.2) million.

Cash Balance and Liquidity

At September 30, 2020, Stereotaxis had cash and cash equivalents of $43.8 million.

Forward Looking Expectations

Stereotaxis continues to experience significant interest in the Genesis system and anticipates robust double-digit revenue growth in 2021, with Genesis RMN System revenue of $10-20 million. Stereotaxis is increasing its previously provided guidance for year-end cash balance and now anticipates ending 2020 with greater than $43 million cash and cash equivalents. Stereotaxis’ balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 9, 2020, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-437-2398 (US and Canada) or 1-856-344-9206 (International) and give the participant pass code 9232669. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue:
Systems	$2,953,005	$1,696,964	$2,965,774	$1,755,015
Disposables, service and accessories	5,504,048	6,258,252	16,099,915	19,515,125
Sublease	246,530	246,532	739,590	739,593
Total revenue	8,703,583	8,201,748	19,805,279	22,009,733

Cost of revenue:
Systems	3,031,440	665,463	3,253,976	722,828
Disposables, service and accessories	747,285	919,599	2,068,085	2,928,718
Sublease	246,530	246,531	739,590	739,592
Total cost of revenue	4,025,255	1,831,593	6,061,651	4,391,138

Gross margin	4,678,328	6,370,155	13,743,628	17,618,595

Operating expenses:
Research and development	1,952,641	1,751,081	6,038,753	7,405,462
Sales and marketing	2,822,680	3,120,632	8,279,853	9,666,975
General and administrative	1,466,046	1,539,648	4,962,227	4,186,277
Total operating expenses	6,241,367	6,411,361	19,280,833	21,258,714
Operating loss	(1,563,039)	(41,206)	(5,537,205)	(3,640,119)

Interest income (expense)	(9,933)	84,954	71,596	133,329
Net income (loss)	$(1,572,972)	$43,748	$(5,465,609)	$(3,506,790)
Cumulative dividend on convertible preferred stock	(343,101)	(360,647)	(1,028,950)	(1,071,351)
Net loss attributable to common stockholders	$(1,916,073)	$(316,899)	$(6,494,559)	$(4,578,141)

Net loss per share attributed to common stockholder:
Basic	$(0.03)	$(0.00)	$(0.09)	$(0.07)
Diluted	$(0.03)	$(0.00)	$(0.09)	$(0.07)

Weighted average number of common shares and equivalents:
Basic	74,488,771	64,294,153	72,004,956	61,405,083
Diluted	74,488,771	64,294,153	72,004,956	61,405,083

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,595,829	$30,182,115
Compensating cash arrangement	250,295	-
Accounts receivable, net of allowance of $265,233 and $380,212 at 2020 and 2019, respectively	5,409,722	5,329,577
Inventories, net	2,846,051	1,847,530
Prepaid expenses and other current assets	1,774,792	1,470,922
Total current assets	53,876,689	38,830,144
Property and equipment, net	234,858	250,443
Operating lease right-of-use assets	2,764,022	4,286,064
Other assets	256,669	218,103
Total assets	$57,132,238	$43,584,754

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$457,244	$-
Accounts payable	1,568,581	2,099,097
Accrued liabilities	2,956,130	2,721,104
Deferred revenue	6,189,796	5,092,455
Current portion of operating lease liabilities	2,275,436	2,248,189
Total current liabilities	13,447,187	12,160,845

Long-term debt	1,701,066	-
Long-term deferred revenue	569,475	554,258
Operating lease liabilities	540,536	2,089,537
Other liabilities	255,517	255,517
Total liabilities	16,513,781	15,060,157

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,513 and 23,110 shares outstanding at 2020 and 2019, respectively	5,605,323	5,758,190
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 at 2020 and 2019	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 73,678,206 and 68,529,623 shares issued at 2020 and 2019, respectively	73,678	68,530
Additional paid-in capital	521,918,228	504,211,040
Treasury stock, 4,015 shares at 2020 and 2019	(205,999)	(205,999)
Accumulated deficit	(486,778,383)	(481,312,774)
Total stockholders’ equity	35,013,134	22,766,407
Total liabilities and stockholders’ equity	$57,132,238	$43,584,754